Exhibit 4.5

AVEANNA HEALTHCARE HOLDINGS INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of [ ], 2021 (the “Effective Date”), by and among (i) Aveanna Healthcare Holdings Inc., a Delaware corporation (the “Company”), (ii) each of the Sponsors listed on the Schedule of Sponsors attached hereto, as such schedule may be updated from time to time in accordance with the terms of this Agreement, (iii) each of the executives listed on the Schedule of Executives attached hereto, as such schedule may be updated from time to time in accordance with the terms of this Agreement (the “Executives”) and (iv) each Person listed on the Schedule of Other Investors attached hereto, as such schedule may be updated from time to time in accordance with the terms of this Agreement (collectively, the “Other Investors”). The Sponsors, the Executives and the Other Investors are collectively referred to as the “Stockholders” and each individually as a “Stockholder.” Except as otherwise specified herein, all capitalized terms used herein are defined in Section 1.

WHEREAS, certain of the parties hereto previously entered into that certain Stockholders Agreement, dated March 16, 2017 (as amended pursuant to that certain First Amendment to Stockholders Agreement, dated April 18, 2018, the “Original Agreement”) in order to, among other things, establish the composition of the Board and to provide for certain rights and obligations of the stockholders of the Company;

WHEREAS, simultaneously with the execution of this agreement, the Company has conducted an underwritten IPO (as defined herein) of shares of Common Stock (as defined herein);

WHEREAS, in accordance with and pursuant to Section 18(b) of the Original Agreement, the Company and the Sponsors desire to amend and restate the Original Agreement in its entirety to, among other things, provide for certain governance rights and other matters contemporaneously with the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Definitions. Unless otherwise defined elsewhere in this Agreement, capitalized terms contained herein have the meanings set forth below.

“Acquired Shares” has the meaning set forth in Section 7.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person; provided that the Company and its subsidiaries shall not be deemed to be Affiliates of any Stockholder. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include, without limitation, any member of such individual’s Family Group.

“Agreement” has the meaning set forth in the preamble.

“Bain Directors” has the meaning set forth in Section 2(a)(ii)(A).

“Bain Employee Director” has the meaning set forth in Section 2(a)(ii)(A).

“Bain Independent Director” has the meaning set forth in Section 2(a)(ii)(A).

“Bain Sponsors” means Bain Capital Fund XI, L.P., BCIP Associates IV (US), L.P., BCIP Associates IV-B (US), L.P., BCIP T Associates IV (US), L.P., BCIP T Associates IV-B (US), L.P., Randolph Street Investment Partners, L.P. – 2016 DIF, Squam Lake Investors XI, L.P., Bain & Company, Inc., Wayne DeVeydt and each of their Permitted Transferees that acquires Stockholder Shares and becomes a Stockholder hereunder and each of their Affiliates that acquires Stockholder Shares and becomes a Sponsor hereunder in accordance with the terms hereof. Unless otherwise agreed by the holder(s) of a majority of the Stockholder Shares collectively held by the Bain Sponsors, any consent, approval, election or action taken or contemplated to be taken by the Bain Sponsors pursuant to this Agreement shall be taken by the holder(s) of a majority of the Stockholder Shares collectively held by the Bain Sponsors at such time.

“Bain XI VCOC” has the meaning set forth in Section 2(a)(ii)(A).

“Bain XI VCOC Director” has the meaning set forth in Section 2(a)(ii)(A).

“Board” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in New York, New York.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, and/or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights or options to purchase any of the foregoing.

“CEO Director” has the meaning set forth in Section 2(a)(ii)(C).

“Certificate of Incorporation” means that certain Second Amended and Restated Certificate of Incorporation of the Company, dated as of the April 19, 2021, as amended from time to time in accordance with its terms and the terms of this Agreement.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” means the Company’s Capital Stock.

“Company Repurchase” means the repurchase of shares of Company Capital Stock by the Company from any officer, director, employee, consultant or other service provider of the Company and/or its subsidiaries upon the termination of employment or service or other event pursuant to the terms of any approved equity incentive plan or any grant agreement thereunder.

“Competitor” means any Person that the Board in good faith determines is a competitor; provided that a financial sponsor who does not have a portfolio company involved in the same or similar business to the Company shall not be a competitor.

“Confidential Information” means confidential and proprietary information and trade secrets of the Company and its subsidiaries; provided, however, that the term “Confidential Information” does not include information that (i) is already in a Person’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any Person, (ii) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by a party or a party’s representatives in violation of this Agreement or another confidentiality agreement with or obligation of secrecy to any Person or (iii) is or become available to a party on a non-confidential basis from a source other than any of the parties hereto or any of their respective representatives; provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any Person.

“Coordination Committee” has the meaning set forth in Section 8.

“Coordination Period” shall mean the first 2 years following the consummation of the IPO.

“Credit Facilities” means (i) that certain First Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aveanna Healthcare Intermediate Holdings LLC (f/k/a BCPE Eagle Intermediate Holdings, LLC), a Delaware limited liability company, Aveanna Healthcare LLC (f/k/a BCPE Eagle Buyer LLC), a Delaware limited liability company, the lending institutions from time to time party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer and a Lender and (ii) that certain Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), among Aveanna Healthcare Intermediate Holdings LLC (f/k/a BCPE Eagle Intermediate Holding, LLC), a Delaware limited liability company, Aveanna Healthcare LLC (f/k/a BCPE Eagle Buyer LLC), a Delaware limited liability company, the Lenders from time to time party thereto and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent, and the other parties party thereto.

“Director Indemnification Agreements” has the meaning set forth in Section 2(d)(ii).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Executives” has the meaning set forth in the preamble to this Agreement and means those officers, executives and employees of, and other service providers to, the Company and its subsidiaries who acquire or are granted shares of the Company’s Common Stock and become a party to this Agreement.

“Executive Chairman Director” has the meaning set forth in Section 2(a)(ii)(D).

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives, (iv) any corporation, limited partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such individual or such individual’s executor or personal representative shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole record and beneficial owners of stock, partnership interests, membership interests or any other equity interests are limited to such individual, such individual’s relatives and/or the trusts described in clause (iii) above, and (v) any retirement plan for such individual.

“Independent Director” has the meaning set forth in Section 2(a)(ii)(E).

“Independent Third Party” means any Person that, immediately prior to the contemplated transaction, (i) does not own in excess of 10% of the voting Company Capital Stock on a fully-diluted basis (a “10% Owner”), and (ii) is not an Affiliate of or acting in concert with a 10% Owner and (iii) is not part of the Family Group of a 10% Owner.

“IPO” means the initial underwritten Public Offering consummated by the Company that resulted in shares of Common Stock that were sold in such Public Offering being listed on the NASDAQ Stock Market.

“Joinder” has the meaning set forth in Section 7.

“Major Sponsor” means a Sponsor whose Ownership Percentage is at least 25% of such Sponsor’s Original Ownership Percentage. Any consent, approval, election or action taken or contemplated to be taken by the “Major Sponsors” or “each of the Major Sponsors” pursuant to this Agreement shall require the approval of each of (i) the Bain Sponsors and (ii) the Whitney Sponsors (unless and until either or both have ceased to be a Major Sponsor pursuant to the preceding sentence).

“Material Holder” means each Stockholder who holds at least 3% of the issued and outstanding shares of voting Company Capital Stock on a fully diluted basis; provided, that for purposes of this definition, (i) the entities comprising the Bain Sponsors shall be aggregated for purposes of determining whether the Bain Sponsors collectively constitute a Material Holder and (ii) the entities comprising the Whitney Sponsors shall be aggregated for purposes of determining whether the Whitney Sponsors collectively constitute a Material Holder.

“Material Holder Sponsor” means a Sponsor who is a Material Holder.

“Original Ownership Percentage” means a Stockholder’s Ownership Percentage as of the Effective Date after giving effect to the PSA Healthcare Holding Distribution.

“Other Investors” has the meaning set forth in the preamble to this Agreement.

“Other Stockholder” has the meaning set forth in Section 2(f).

“Ownership Percentage” means, at such specified time, a fraction (expressed as a percentage) (i) the numerator of which is the aggregate number of shares of Company Capital Stock owned by such Stockholder and its Affiliates and (ii) the denominator of which is the aggregate number of shares of Company Capital Stock owned by all Stockholders.

“Permitted Transferees” means (i) with respect to Transfers by any Sponsor, to (x) any private equity fund affiliated with or managed by such Sponsor or its Affiliates (and any investment vehicles wholly owned by such fund) and/or (y) any entity directly or indirectly wholly owned by any Person specified in clause (x) or (if applicable) any direct or indirect general partner, managing member or similar control Person of any Person specified in clause (x) and (ii) with respect to Transfers by any Other Stockholder to an Affiliate of such Other Stockholder so long as such Affiliate is either (A) wholly owned by such Other Stockholder, (B) directly or indirectly wholly owns such Other Stockholder, or (C) is a member of such Other Stockholder’s Family Group, so long as such Other Stockholder retains all rights to vote, control and dispose of such Other Stockholder’s transferred Stockholder Shares.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Principal Sponsor” means, as of any time of determination, a Sponsor whose Ownership Percentage is at least 50% of such Sponsor’s Original Ownership Percentage. Any consent, approval, election or action taken or contemplated to be taken by the “Principal Sponsors” or “each of the Principal Sponsors” pursuant to this Agreement shall require the approval of each of (i) the Bain Sponsors and (ii) the Whitney Sponsors (unless and until either or both have ceased to be a Principal Sponsor pursuant to the preceding sentence).

“PSA Healthcare Holding” means PSA Healthcare Holding LLC, a Delaware limited liability company.

“PSA Healthcare Holding Distribution” means the distribution by PSA Healthcare Holding, made as of the date hereof, of 100% of its Common Stock to its equityholders.

“Public Offering” means any sale of Common Stock by the Company to the public pursuant to an offering registered under the Securities Act.

“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Registration Rights Agreement” has the meaning set forth in Section 4.

“Relative Ownership Percentage” has the meaning set forth in Section 3(a)(iii).

“Requisite Sponsor” means a Sponsor whose Ownership Percentage is at least 10% of such Sponsor’s Original Ownership Percentage. Any consent, approval, election or action taken or contemplated to be taken by the “Requisite Sponsors” or “each of the Requisite Sponsors” pursuant to this Agreement shall require the approval of each of (i) the Bain Sponsors and (ii) the Whitney Sponsors (unless and until either or both have ceased to be a Requisite Sponsor pursuant to the preceding sentence).

“Rule 144” means such rule promulgated under the Securities Act by the Securities and Exchange Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Rule 144 Sale” means any sale of Stockholder Shares to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Independent Third Party or group of Independent Third Parties in the aggregate acquires (i) Company Capital Stock or Capital Stock of the surviving entity in a merger involving the Company, in each case, entitled to vote (other than voting rights accruing only in the event of a default, breach, event of noncompliance or other contingency) to elect directors or managers with a majority of the voting power of the Company’s or the surviving entity’s board of directors or managers (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s Capital Stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Sponsors” means each of the Bain Sponsors, collectively, and the Whitney Sponsors, collectively. References herein to ownership percentages and/or number of Stockholder Shares held by a Sponsor as of any time or date shall be deemed to be references to the collective ownership percentage and/or number of Stockholder Shares held by all Persons constituting such Sponsor pursuant to the definition thereof as of such time or date; provided, for the avoidance of doubt, that any direct equity ownership in the Company by Rodney Windley, Tony Strange, Ed Reisz, Jeffrey Shaner and any other Executives shall not be deemed to be owned by either the Bain Sponsors or the Whitney Sponsors. Any consent, approval, election or action taken or contemplated to be taken by “the Sponsors” or “each of the Sponsors” pursuant to this Agreement shall require the approval of each of (i) the Bain Sponsors and (ii) the Whitney Sponsors.

“Sponsor Business” has the meaning set forth in Section 10.

“Sponsor Director” means each Whitney Director and each Bain Director.

“Sponsor Group” has the meaning set forth in Section 10.

“Stockholder Shares” means (i) any Company Capital Stock purchased or otherwise acquired by or issued to any Stockholder and (ii) any Company Capital Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Stockholder Shares, such shares shall continue to be Stockholder Shares in the hands of transferees, except that such shares shall cease to be Stockholder Shares when they have been disposed of pursuant to a Public Sale, a Sale of the Company or a Company Repurchase.

“Stockholders” has the meaning set forth in the preamble of this Agreement.

“Transfer” has the meaning set forth in Section 3(a)(i)

“Whitney Directors” has the meaning set forth in Section 2(a)(ii)(B).

“Whitney Independent Director” has the meaning set forth in Section 2(a)(ii)(B).

“Whitney VII” has the meaning set forth in Section 2(a)(ii)(B).

“Whitney VII VCOC Director” has the meaning set forth in Section 2(a)(ii)(B).

“Whitney Employee/Designee Director” has the meaning set forth in Section 2(a)(ii)(B).

“Whitney Sponsors” means J.H. Whitney VII, L.P., PSA Healthcare Investment Holding LLC, PSA Iliad Holdings LLC, JHW Iliad Holdings LLC and JHW Iliad Holdings II LLC (in the case of each of PSA Healthcare Investment Holding LLC, PSA Iliad Holdings LLC, JHW Iliad Holdings LLC and JHW Iliad Holdings II LLC which shall at all times be controlled by funds and investment vehicles managed by J.H. Whitney Capital Partners, LLC) and each of their Permitted Transferees that acquires Stockholder Shares and becomes a Stockholder hereunder and each of their Affiliates that acquires Stockholder Shares and becomes a Sponsor hereunder in accordance with the terms hereof. Unless otherwise agreed by the holder(s) of a majority of the Stockholder Shares collectively held by the Whitney Sponsors, any consent, approval, election or action taken or contemplated to be taken by the Whitney Sponsors pursuant to this Agreement shall be taken by the holder(s) of a majority of the Stockholder Shares collectively held by the Whitney Sponsors at such time.

Section 2. Board of Directors.

(a) Election of Directors. From and after the Effective Date and until the provisions of this Section 2(a) cease to be effective in accordance with Section 2(e), each holder of Stockholder Shares shall vote all of such holder’s Stockholder Shares that are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within such holder’s control reasonably requested in good faith by the Material Holder Sponsors (whether in such holder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and the Company shall take, and shall cause its subsidiaries to take, all necessary or desirable actions within its control reasonably requested in good faith by the Material Holder Sponsors (including, without limitation, calling special Board and stockholders meetings), so that, subject to Section 2(c) below:

(i) the authorized number of directors on the Board shall be eleven (11) directors (or such greater or lesser number of directors as jointly determined from time to time by the Sponsors);

(ii) subject to Section 2(c) below, the following individuals shall be elected to the Board:

(A) 4 directors designated by the Bain Sponsors, of which one (the “Bain XI VCOC Director”) will be an employee of the Bain Sponsors or their Affiliates and designated by Bain Capital Fund XI, L.P. (the “Bain XI VCOC”), who shall be initially Christopher Gordon, one (the “Bain Employee Director”) will be an employee of the Bain Sponsors or their Affiliates and designated by the Bain Sponsors, who shall be initially Devin O’Reilly, and two (the “Bain Independent Directors”) will be independent directors designated by the Bain Sponsors, one of whom will initially be Richard C. Zoretic with the other Bain Independent Director position to remain vacant as of the Effective Date (collectively with their respective successors as the Bain Sponsors may appoint from time to time in accordance with the terms and conditions of this Agreement, the “Bain Directors”);

(B) 4 directors designated by the Whitney Sponsors, of which one (the “Whitney VII VCOC Director”) will be an employee of the Whitney Sponsors or their Affiliates and designated by J.H. Whitney VII, L.P. (“Whitney VII”), who shall be initially Robert M. Williams, Jr., one (the “Whitney Employee/Designee Director”) will be an employee or other designee of the Whitney Sponsors or their Affiliates and designated by Whitney VII, who shall be initially Steven Rodgers, and two (the “Whitney Independent Directors”) will be independent directors designated by the Whitney Sponsors, one of whom shall initially be Sheldon Retchin with the other Whitney Independent Director position to remain vacant as of the Effective Date (collectively with their respective successors as Whitney VII and the Whitney Sponsors, as applicable, may appoint from time to time in accordance with the terms and conditions of this Agreement, the “Whitney Directors”);

(C) the Chief Executive Officer of the Company, for so long as such person remains the Chief Executive Officer of the Company (the “CEO Director”);

(D) the Executive Chairman of the Company, for so long as such person remains the Executive Chairman of the Company (the “Executive Chairman Director”); and

(E) 1 independent director designated jointly by the Requisite Sponsors, the CEO Director and the Executive Chairman Director (the “Independent Director”), who shall not be deemed to be a designee of either Sponsor, who shall be initially Victor Ganzi.

(iii) unless otherwise agreed in writing by the Requisite Sponsors, (A) any committees of the Board shall be created only upon the approval of the Board (including, for so long as a Sponsor is a Requisite Sponsor, approval by at least one director appointed by such Sponsor (other than the Bain Independent Directors and Whitney Independent Directors, as applicable)) and (B) the composition of, and voting rights with respect to, each such committee shall be proportionately equivalent to that of the Board;

(iv) unless otherwise agreed in writing by the Requisite Sponsors, the composition of, and voting rights with respect to, the board of directors or other governing body of each of the Company’s subsidiaries, including any committees thereof, shall be proportionately equivalent to that of the Board;

(v) subject to Section 2(a)(ix) and Section 2(c), the removal from the Board (with or without cause) of (A) the Bain XI VCOC Director shall be at the Bain XI VCOC’s written direction and (B) any of the other Bain Directors shall be at the Bain Sponsors’ written direction, but only upon such written direction and under no other circumstances;

(vi) subject to Section 2(a)(ix) and Section 2(c), the removal from the Board (with or without cause) of (A) the Whitney VII VCOC Director shall be at Whitney VII’s written direction, (B) of the Whitney Employee/Designee Director shall be at Whitney VII’s written direction and (C) of the Whitney Independent Directors shall be at the Whitney Sponsors’ written direction, but, in each case, only upon such written direction and under no other circumstances;

(vii) the CEO Director shall automatically be removed from the Board in connection with the cessation or termination of his or her employment with the Company, and such individual shall be replaced by the subsequent Chief Executive Officer of the Company unless otherwise jointly determined by the Requisite Sponsors;

(viii) the Executive Chairman Director shall automatically be removed from the Board in connection with the cessation or termination of his or her service as Executive Chairman of the Company, and such individual shall be replaced by the subsequent Executive Chairman of the Company unless otherwise jointly determined by the Requisite Sponsors;

(ix) to the extent that, pursuant to Section 2(c), a Sponsor loses its rights to designate one or more Sponsor Directors to the Board, then such Sponsor shall also lose the corresponding rights to designate representatives to committees of the Board and to the boards and similar governing bodies of the Company’s subsidiaries as provided in Section 2(a)(iv) and Section 2(a)(v); and

(x) subject to Section 2(a)(ix), Section 2(b)(i) and Section 2(c), in the event that any director designated hereunder ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Bain XI VCOC, the Bain Sponsors, the Whitney Sponsors, Whitney VII or jointly by the Requisite Sponsors, the CEO Director and the Executive Chairman Director, as applicable, as provided hereunder and subject to the limitations contained herein (including with respect to the Sponsors’ right to appoint directors hereunder).

(b) Board Composition; Quorum; Voting.

(i) Board Composition. Except as expressly set forth herein, the composition of the Board may be changed only upon the written agreement of the Principal Sponsors (provided that Board appointment rights expressly granted pursuant to Section 2(a)(ii), except as set forth in Section 2(c), may only be modified upon the written agreement of the Requisite Sponsors). Unless otherwise agreed in writing by the Principal Sponsors, if the number of directors on the Board that a Sponsor is entitled to appoint is decreased as described in Section 2(c) below, the size of the Board shall be automatically decreased by the same number of directors that such Sponsor is no longer entitled to appoint.

(ii) Classes of Directors.

(A) The name of the persons who are to serve as directors in each class effective as of the date of the Certificate of Incorporation and until their successors are elected and qualified are as follows:

Name	Position, Director Class	Expiration of Initial Term
Devin O’Reilly	Class I Director	2022
Robert M. Williams, Jr.	Class I Director	2022
Victor Ganzi	Class I Director	2022
Christopher Gordon	Class II Director	2023
Steven Rodgers	Class II Director	2023
Rodney Windley	Class II Director	2023
Other Bain Independent Director (vacant as of the Effective Date)	Class II Director	2023
Richard Zoretic	Class III Director	2024
Shelden Retchin	Class III Director	2024
H. Anthony Strange	Class III Director	2024
Other Whitney Independent Director (vacant as of the Effective Date)	Class III Director	2024

(iii) Quorum. At every meeting of the Board or a committee thereof, a quorum shall require the attendance, whether in person, telephonically or in any other manner permitted by applicable law and the Certificate of Incorporation, of (i) the number of directors representing a majority of the voting power of the Board or such committee and (ii) at least one director designated by each of the Requisite Sponsors (other than the Bain Independent Directors and Whitney Independent Directors, as applicable).

(iv) Voting. Board and Board committee action at a meeting at which a quorum is established shall require approval by a majority of the directors. Each member of the Board or such committee will have one vote. The Board or any committee thereof may also take action without a meeting by unanimous written consent, as more fully set forth in the Certificate of Incorporation.

(c) Limitation on Board Appointment Rights. The right of the Sponsors to designate any directors pursuant to Section 2(a)(ii) shall be subject to the following; provided that, for purposes of calculating the relative Ownership Percentages below, the effects of (x) any recapitalization or exchange or conversion of Stockholder Shares, (y) any redemption or repurchase of Stockholder Shares or (z) any subdivision (by stock split or otherwise) or any combination (by reverse stock split or otherwise) of any outstanding Stockholder Shares, in each case, which occurs between the Effective Date and the date of such calculation and which is pro rata in effect shall not be taken into account in such calculation; provided further that, for so long as the Bain Sponsors hold a number of Stockholder Shares equal to or greater than the number of Stockholder Shares held by the Whitney Sponsors, there shall not be fewer Bain Directors than Whitney Directors:

(i) each Principal Sponsor shall have the right to designate 4 directors pursuant to Section 2(a)(ii) above (or such other number as determined in accordance with Section 2(b)(i) above) for appointment to the Board until such time as such Principal Sponsor ceases to be a Principal Sponsor, at which time such Sponsor will lose the right to appoint one director to the Board; provided that, such appointment right so lost shall be with respect to one Bain Independent Director or one Whitney Independent Director, as applicable;

(ii) each Major Sponsor shall have the right to designate 3 directors pursuant to Section 2(a)(ii) above (or such other number as determined in accordance with Section 2(b)(i) above) for appointment to the Board until such time as such Major Sponsor ceases to be a Major Sponsor, at which time such Sponsor will lose the right to appoint the second Bain Independent Director or the second Whitney Independent Director, as applicable;

(iii) each Requisite Sponsor shall have the right to designate 2 directors pursuant to Section 2(a)(ii) above (or such other number as determined in accordance with Section 2(b)(i) above) for appointment to the Board until such time as such Requisite Sponsor ceases to be a Requisite Sponsor, at which time such Sponsor will lose the right to appoint the Bain Employee Director or the Whitney Employee/Designee Director, as applicable;

(iv) each Material Holder Sponsor shall have the right to designate 1 director pursuant to Section 2(a)(ii) above (or such other number as determined in accordance with Section 2(b)(i) above) for appointment to the Board until such time as such Material Holder Sponsor ceases to be a Material Holder Sponsor, at which time such Sponsor will not have the right to appoint any directors to the Board.

(d) Director Expenses, Indemnification.

(i) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.

(ii) So long as any Sponsor Director serves on the Board, the Company shall maintain directors’ and officers’ indemnity insurance coverage reasonably satisfactory to each of the Requisite Sponsors, the Company’s Certificate of Incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law and each Sponsor Director shall be offered an indemnification agreement with the Company (a “Director Indemnification Agreement”) that is substantively the same as the indemnification agreements that the other Sponsor Directors have been offered with the Company.

(e) Termination. The provisions of Section 2(a)–(d)(i) shall terminate automatically and be of no further force and effect upon the first to occur of (i) a Sale of the Company and (ii) when neither Sponsor is a Material Holder Sponsor.

(f) Voting of Shares; Proxy. From and after the date hereof, each Executive and each Other Investor (each, an “Other Stockholder”) hereby agrees to cast (or cause to be cast) all votes (if any) to which such Other Stockholder is entitled in respect of its Stockholder Shares, at any annual or special meeting, by written consent or otherwise, and shall take all other necessary or desirable actions (including attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), in each case to effectuate any corporate action on the part of the Company or any of its subsidiaries that has been approved by the Board and/or the Major Sponsors in accordance with the terms of this Agreement and the Company’s or such subsidiaries’ organizational documents. Without limiting the generality of the foregoing, each Other Stockholder agrees as follows:

(i) Certificate of Incorporation Amendments. Any amendments or modifications to the Certificate of Incorporation before the Trigger Event (as defined in the Certificate of Incorporation) shall require the consent of the Major Sponsors. Each Other Stockholder agrees to cast all votes (if any) to which such Other Stockholder is entitled in respect of its Stockholder Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Board or the Major Sponsors may instruct by written notice to approve any amendment to the Certificate of Incorporation that is approved by the Board and the Major Sponsors in accordance with (and subject to the terms and conditions of) this Agreement, the Certificate of Incorporation and Delaware law.

(ii) Proxy. In order to secure the obligations of each Other Stockholder to vote such Other Stockholder’s voting Stockholder Shares in accordance with the provisions of this Agreement, each Other Stockholder hereby irrevocably grants to and appoints the Major Sponsors, acting jointly through one or more representatives of such Major Sponsors, such Other Stockholder’s proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of such Other Stockholder, to vote or act by written consent with respect to such Other Stockholder’s voting Stockholder Shares, in each case in accordance with this Agreement. The power and authority to exercise the proxy granted hereby shall be exercised if and only if the matter to be voted on or with respect to which other stockholder action is to be taken has been approved by the Board (including at least one director appointed by each Major Sponsor (other than the Bain Independent Directors and Whitney Independent Directors, as applicable)) and shall be exercised on terms consistent with such approval. Each Other Stockholder agrees that the irrevocable proxy set forth in this Section 2(f) shall survive the death, incompetency, disability, dissolution or bankruptcy of such Other Stockholder and the subsequent holders of such voting Stockholder Shares. Each Other Stockholder hereby further agrees and affirms that the proxy granted hereunder is irrevocable and coupled with an interest sufficient at law to support an irrevocable proxy.

Section 3. Restrictions on Transfer of Stockholder Shares.

(a) Transfer of Stockholder Shares.

(i) Public Transfers. Following the consummation of the IPO, any Stockholder may, subject to the terms of the Registration Rights Agreement, sell, transfer, assign, pledge or otherwise directly or indirectly dispose of, whether with or without consideration and whether voluntarily or involuntarily or by operation of law (“Transfer” or, if used as a noun, a “Transfer”) any or all of such Stockholder’s Stockholder Shares without the consent of any other Person in a Public Sale; provided, that (x) in the case of an Other Stockholder, such Other Stockholder may only Transfer to the extent such Transfer would not result in the Relative Ownership Percentage of such Other Stockholder immediately following such Transfer being less than the Relative Ownership Percentage of the Sponsors immediately following such Transfer and (y) if, due to this Agreement, the Registration Rights Agreement or any other agreement, any Stockholders are deemed to constitute a single group for purposes of Rule 144 during any volume limit measurement period thereunder, such Stockholders will not be permitted to Transfer pursuant to Rule 144 during such measurement period more than their pro rata portion (determined, as of the commencement of such measurement period, as the percentage equal to (1) such Stockholder’s aggregate number of Stockholder Shares divided by (2) the applicable Stockholders’ aggregate number of Stockholder Shares) of the aggregate number of Stockholder Shares that may be Transferred by such Stockholders within the constraints of such volume limit during such measurement period and (y) any Transfer by a Sponsor pursuant to this paragraph occurring during the Coordination Period shall not be made without Coordination Committee approval in accordance with Section 8. For the purposes of this Section 3(a)(i), “Relative Ownership Percentage” shall mean (A) with respect to the Stockholder Shares held by an Other Stockholder, a fraction (expressed as a percentage) (i) the numerator of which is the number of Stockholder Shares owned by such Other Stockholder immediately following the effective time of a Transfer and (ii) the denominator of which is the aggregate number of Stockholder Shares owned by such Other Stockholder at the time of the consummation of the IPO and (B) with respect to the Stockholder Shares held by the Sponsors, a fraction (expressed as a percentage) (i) the numerator of which is the aggregate number of Stockholder Shares owned by all of the Sponsors immediately following the effective time of such Transfer and (ii) the denominator of which is the aggregate number of Stockholder Shares owned by all of the Sponsors at the time of the consummation of the IPO.

(ii) Cooperation. In connection with a proposed Transfer of Stockholder Shares by a Sponsor (after having received any approval of the Coordination Committee to the extent required under Section 8), the Company will provide, and will cause its controlled Affiliates to provide, such cooperation as may be reasonably requested by such Sponsor in connection with the prospective purchaser’s due diligence investigation of the Company and its controlled Affiliates, including providing such proposed purchaser with reasonable access to the material contracts, properties, books and records of the Company and its controlled Affiliates and reasonable access to management on reasonable notice, subject to any such prospective purchaser entering into a customary confidentiality agreement in favor of the Company.

(b) Permitted Transfers. The restrictions set forth in this Section 3 shall not apply with respect to Transfers by any Sponsor to a Permitted Transferee; provided, however, that in no event shall any of the following Transfers of shares of Capital Stock be a Transfer to a Permitted Transferee: (1) any direct or indirect Transfer of shares of Company Capital Stock (or beneficial or economic interest in any shares of Company Capital Stock) to a co-investment or similar vehicle and/or (2) any direct or indirect Transfer of any shares of Capital Stock (or beneficial or economic interest in any shares of Company Capital Stock) to any successor private equity fund affiliated with, or sponsored or managed by, a transferring Sponsor or any of its Affiliates or ultimate controlling persons; provided, further, that, in each case, any Transfer to such Permitted Transferees shall be conditioned on the receipt of an undertaking by such Permitted Transferee to Transfer such Stockholder Shares back to the transferor if such Permitted Transferee ceases to otherwise qualify as a Permitted Transferee. In addition, no Permitted Transferee may be a Competitor of the Company. The restrictions contained in this Section 3 shall continue to be applicable to the Stockholder Shares after any Transfer thereof, and the transferees of such Stockholder Shares must, as a condition to such Transfer thereof, agree in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so Transferred. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (y) any Transfer of the securities of, or the merger or consolidation of, any entity holding (directly or indirectly) Stockholder Shares. For the avoidance of doubt, it is understood that, (i) with respect to the Whitney Sponsors and the Bain Sponsors, a bona fide direct or indirect transfer of limited partnership interests in a limited partnership private equity fund affiliated with or managed by Bain Capital Private Equity, LP or J.H. Whitney Capital Partners, LLC or their respective Affiliates, as the case may be, or of any Person that holds a direct or indirect interest in such private equity fund, to another partner or to a third party shall not be deemed a Transfer and (ii) with respect to Hamilton Lane Co-Investment Fund III Holdings-2 LP, PEA

Washington Holdings LP, Penfund Fund V Equity Holding Limited Partnership, PSA Holding LP and NB SOF III Holdings LP, (A) a bona fide direct or indirect transfer of limited partnership interests in a limited partnership private equity fund affiliated with or managed by an Affiliate of such holder shall not be deemed a Transfer and (B) a bona fide transfer of equity interests in a Sponsor by a holder thereof to an Affiliate of such holder shall not be deemed a Transfer, provided that, in each case of clauses (i) and (ii), no Person may make any such Transfer to the extent such transaction has the result and effect of a Stockholder hereunder avoiding the restrictions on Transfers in this Agreement.

(c) Newco Transfers. Each Sponsor (or holding entity thereof) that is formed for the purpose of making an investment in the Company or for which the ownership interest in the Company constitutes a substantial portion of the assets of such Sponsor (or holding entity thereof) (each of PSA Investment Healthcare Holding, PSA Iliad Holdings LLC, JHW Iliad Holdings LLC, JHW Iliad Holdings II LLC and any other such Sponsor (or holding entity thereof), a “Newco Sponsor”) shall not permit any Transfer of Capital Stock of such Newco Sponsor or the issuance of Capital Stock in such Newco Sponsor to the extent such Transfer has the effect of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 3(c) is to prohibit the Transfer of Capital Stock of such Newco Sponsor or issuance of Capital Stock in such Newco Sponsor that has the result and effect that the Newco Sponsor has indirectly made a Transfer or issuance that would not have been directly permitted as a Transfer under this Agreement).

(d) Termination of Restrictions. The restrictions on the Transfer of Stockholder Shares set forth in this Section 3 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been Transferred in a Public Sale or pursuant to a Sale of the Company.

Section 4. Registration Rights. Concurrently with the execution of this Agreement, each Stockholder has entered into the amended and restated registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

Section 5. Legend. Each certificate or book entry evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped, imprinted or otherwise notated with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF [_____], 2021, AS AMENDED FROM TIME TO TIME, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. A COPY OF SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AS AMENDED FROM TIME TO TIME WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Upon the Transfer of any Stockholder Shares, the restrictive legend set forth above shall be removed from the certificate or book entry representing such shares if such shares cease to be Stockholder Shares as provided in the definition of such term in Section 1.

Section 6. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

Section 7. Additional Parties; Joinder. As a condition to any Transfer of Stockholder Shares after which Transfer such shares remain Stockholder Shares as provided in the definition of such term in Section 1, the Company shall require such Person, if not already a party to this Agreement, to become a party to this Agreement and to succeed to and become bound by all of the rights and obligations of a “Stockholder” and a “holder of Stockholder Shares” under this Agreement by executing a joinder to this Agreement from such Person in the form of Exhibit A attached hereto (a “Joinder”). The Company Capital Stock acquired by such Person (the “Acquired Shares”) shall be included as Stockholder Shares hereunder, such Person shall be a “Sponsor”, an “Executive” or an “Other Investor”, as designated on such Joinder, and a “holder of Stockholder Shares” under this Agreement with respect to the Acquired Shares, and the Company shall add such Person’s name and address to the appropriate schedule hereto.

Section 8. Coordination Committee. The Requisite Sponsors will form a coordination committee (the “Coordination Committee”) in connection with the closing of the IPO and will thereafter maintain such committee until the end of the Coordination Period. Unless otherwise agreed in writing by the Requisite Sponsors, the Coordination Committee shall be composed of the Bain Employee Director, the Bain XI VCOC Director, the Whitney VII VCOC Director and the Whitney Employee/Designee Director. The Coordination Committee shall determine, from time to time, the procedures which govern the conduct of the Coordination Committee. In connection with the IPO and during the Coordination Period, no Sponsor shall directly or indirectly Transfer any Shares to any Person (other than a Permitted Transferee), without the prior approval of each of the members of the Coordination Committee. No Requisite Sponsor shall agree to or be granted any waiver or release from the Transfer restriction in the foregoing sentence (whether imposed by underwriters, the Coordination Committee or otherwise) unless such waiver or release is provided to the other Requisite Sponsors in the same form and proportion.

Section 9. Confidentiality.

(a) Each Sponsor Director is hereby authorized by the Company to share information regarding the Company and its subsidiaries obtained in connection with such individual’s service as a Sponsor Director with the agents, advisors, representatives and investment professionals employed or engaged by the Sponsor designating such Sponsor Director (or by any of such Sponsor’s Affiliates). The designating Sponsor shall be responsible for maintaining the confidentiality of such information given to such agents, advisors, representatives and investment professionals. Each Sponsor is hereby authorized by the Company to provide summary financial information regarding the Company and its subsidiaries as part of such Sponsor’s (or its Affiliates’) normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Sponsor’s (or its Affiliates’) normal fund raising, marketing, informational or reporting activities. In addition, no Sponsor Director shall be required to disclose to the Board or the Company any confidential information regarding the Sponsor Director’s designating Sponsor or its Affiliates.

(b) Without limiting the Sponsor Directors’ rights under Section 9(a), each Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company or in the good faith performance of such Stockholder’s duties to the Company, any Confidential Information; provided, however, that a Stockholder may disclose Confidential Information: (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (B) to any Affiliate, partner or member of such Stockholder in the ordinary course of business; (C) upon the written consent of the Board; or (D) as may otherwise be required by law; provided, that such party takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the acts and omissions of any Person to whom such Stockholder may disclose Confidential Information pursuant to clauses (A) and (B) of the preceding proviso shall be attributable to such Stockholder for purposes of determining such party’s compliance with this Section 9.

(c) Notwithstanding the foregoing, the Company and each Stockholder acknowledges that, (x) in the ordinary course of business of each member of the Sponsor Group, the members of the Sponsor Group evaluate, pursue, acquire, sell, manage, advise and serve on the boards of other Persons, (y) the review of the Confidential Information by each of the Sponsors and the members of the Sponsor Group may inevitably enhance such Persons’ or their respective Affiliates’ knowledge and understanding of the industries in which the Company and its subsidiaries operate in a way that cannot be separated from such Persons’ or their respective Affiliates’ other knowledge, and the Company and each Stockholder agrees that this Section 9 shall not restrict such Persons’ or their respective Affiliates’ use of such general industry knowledge and understanding, including in connection with investments in other companies (including in the same or similar industries) and (z) none of the Sponsors or any member of the Sponsor Group shall be deemed to have used any Confidential Information in contravention of this Section 9 solely because of the fact of its evaluation, pursuit, acquisition, sale or management of, provision of advice to, or service on the board of any such other investment. In addition, no Sponsor Director shall be required to disclose to the Board or the Company any confidential information regarding the Sponsor Director’s designating Sponsor or its Affiliates or any of such Sponsor Director’s employer, investment firm or other enterprise.

Section 10. Corporate Opportunity Waiver. Each Stockholder acknowledges and agrees that: (a) the Sponsors and their respective Affiliates, investment funds and vehicles, equityholders, directors, director designees (and such designees’ employers, investment firms or other enterprises), officers, controlling persons, partners, managers, members and employees (collectively, the “Sponsor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and its subsidiaries or areas in which the Company and its subsidiaries may in the future engage in businesses) and in related businesses other than through the Company and its subsidiaries (each, a “Sponsor Business”), (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company and its subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company and its subsidiaries, or its service on the Board or any board of directors, board of managers or similar governing body of any subsidiary of the Company, or right to appoint any person to serve on the Board or any other such board or similar governing body, from pursuing and engaging in any such activities; (b) neither the Company or its subsidiaries nor any other Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) no member of the Sponsor Group shall have any duty (fiduciary, contractual or otherwise) or otherwise be obligated to present any particular investment or business opportunity to the Company or its subsidiaries even if such opportunity is of a character which, if presented to the Company or its subsidiaries, could be undertaken by the Company or its subsidiaries, and each member of the Sponsor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; provided, that none of the foregoing clauses (a) through (c) shall apply to any Person who is a full-time employee of the Company or any of its Subsidiaries or otherwise limit or amend any obligations under any agreement to which a Stockholder or any of its Affiliates is a party. Each of the Company, on behalf of itself and its subsidiaries, and each Stockholder hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 10.

Section 11. General Provisions.

(a) Amendments and Waivers; Termination. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of each Sponsor holding at least 1% of the outstanding shares of voting Company Capital Stock on a fully-diluted basis; provided that no such amendment, modification or waiver that by its terms would materially and adversely affect a holder or group of holders of Stockholder Shares in a manner materially different than any other holder or group of holders of Stockholder Shares shall be effective against such holder or group of holders of Stockholder Shares without the consent of the holders of a majority of the Stockholder Shares that are held by the group of holders that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement. Notwithstanding anything to the contrary herein, (i) no amendment to this Agreement in connection with an additional investment or a new investor shall be deemed to adversely affect any class of Company Capital Stock merely because of the addition of such new investor or amendments to account for the addition of such new investor or the terms of such investment, and, for the avoidance of doubt, differences resulting from Stockholders holding different amounts or classes of Company Capital Stock will not be deemed materially different for any purposes under this Agreement and (ii) this Agreement shall terminate upon a Sale of the Company, subject to compliance with the terms of this Agreement in connection with such Sale of the Company.

(b) Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement by specific performance, injunctive relief and other equitable remedies (without posting a bond or other security or proving insufficiency of damages), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties agree and acknowledge that (i) the Company and the Stockholder Shares are unique, (ii) a breach of this Agreement would cause substantial and irreparable harm to the Company and the non-breaching parties, (iii) money damages would not be an adequate remedy for any such breach and (iv) in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance, other injunctive relief and other equitable remedies from any court of law or equity of competent jurisdiction (without posting any bond or other security or proving insufficiency of damages) in order to enforce or prevent any violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein and in the Certificate of Incorporation, the Company’s bylaws, the Registration Rights Agreement, this Agreement (including all schedules, exhibits and annexes hereto) contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the holders of Stockholder Shares and their respective successors and permitted assigns (whether so expressed or not), so long as such Persons hold Stockholder Shares. Neither the Company nor any Stockholder may assign this Agreement, any interest herein or any right or obligation hereunder without the prior written consent of each of the Sponsors, except in a Transfer pursuant to Section 3(a)(i). Except as otherwise set forth herein, the provisions of this Agreement which are for the benefit of purchasers or holders of Stockholder Shares are also for the benefit of, and enforceable by, any subsequent holder of Stockholder Shares.

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent to the recipient by confirmed electronic mail or facsimile if sent during normal business hours of the recipient on a Business Day, but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) 3 Business Days after it is deposited in the U.S. Mail, postage pre-paid, addressed to the recipient, first-class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Company at the address specified below and to any holder of Stockholder Shares or to any other party subject to this Agreement at such address as indicated on the applicable schedule hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving written notice of the change to the sending party as provided herein.

To the Company:

Six Concourse Parkway

Suite 1100

Atlanta, GA 30328

Attention: Chief Executive Officer

Facsimile No.: (770) 248-8192

with copies (which shall not constitute notice) to the Whitney Sponsors and the Bain Sponsors.

To any Whitney Sponsor:

c/o J.H. Whitney Capital Partners, LLC

130 Main Street

New Canaan, CT 06840

Attention: Robert M. Williams, Jr.

Facsimile No.: (203) 716-6217

Email: rwilliams@whitney.com and

           dzatlukal@whitney.com

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Markus Bolsinger

Facsimile No.: (212) 698-3599

Email: markus.bolsinger@dechert.com

To any Bain Sponsor:

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attention: Christopher Gordon, Devin O’Reilly, Paul Moskowitz and David Hutchins

Facsimile No.: (617) 516-2010

Email: cgordon@baincapital.com, DOReilly@baincapital.com, pmoskowitz@baincapital.com and dhutchins@baincapital.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Matthew H. O’Brien, P.C. and Christopher R. Elder

Facsimile No.: (312) 862-2200

Email: obrienm@kirkland.com and christopher.elder@kirkland.com

To any other Stockholder:

To the address set forth on the applicable schedule hereto or, if no address is set forth thereon, to the address on file with the Company for such Stockholder,

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party in accordance herewith.

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday. If any time period for giving notice or taking action hereunder begins after 5:00 p.m. (New York City time), such time period shall automatically be deemed to begin on the Business Day immediately following such day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.”

(h) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF (AND ONLY IF) THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT OR DOES NOT HAVE JURISDICTION OVER A PARTICULAR MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE) OVER ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS WITH RESPECT TO ANY SUCH SUIT, ACTION OR OTHER PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11(f) OR ON THE SCHEDULES HERETO SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF (AND ONLY IF) THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT OR DOES NOT HAVE JURISDICTION OVER A PARTICULAR MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE) AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(l) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(n) Electronic Delivery. This Agreement, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(o) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each holder of Stockholder Shares shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(p) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to Company Capital Stock which violates the rights granted to, or is inconsistent with the rights or obligations of, the holders of Stockholder Shares in this Agreement.

(q) No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto from time to time any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that (i) the directors and Sponsor Directors are express intended third party beneficiaries of Section 2(d), (ii) the Sponsor Directors are express intended third party beneficiaries of Section 9(a) and Section 9(c) (iii) the members of the Sponsor Group are express intended third party beneficiaries of Section 9(c) and Section 10.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

AVEANNA HEALTHCARE HOLDINGS INC.

By:
Its:

[•]

SCHEDULE OF SPONSORS

Name and Address	Common Stock
Bain Capital Fund XI, L.P. c/o Bain Capital Partners, LLC 200 Clarendon Avenue Boston, MA 02116	[ ]

BCIP Associates IV (US), L.P. c/o Bain Capital Partners, LLC 200 Clarendon Avenue Boston, MA 02116	[ ]

BCIP Associates IV-B (US), L.P. c/o Bain Capital Partners, LLC 200 Clarendon Avenue Boston, MA 02116	[ ]

BCIP T Associates IV (US), L.P c/o Bain Capital Partners, LLC 200 Clarendon Avenue Boston, MA 02116	[ ]

BCIP T Associates IV-B (US), L.P. c/o Bain Capital Partners, LLC 200 Clarendon Avenue Boston, MA 02116	[ ]

Randolph Street Investment Partners, L.P. – 2016 DIF 300 N LaSalle Chicago, IL 60654	[ ]

Squam Lake Investors XI, L.P. c/o Bain & Company, Inc. 131 Dartmouth Street Boston, MA 02116	[ ]

Bain & Company, Inc. 131 Dartmouth Street Boston, MA 02116	[ ]

Wayne DeVeydt 9910 Cumberland Road Fishers, IN 46037	[ ]

PSA Healthcare Investment Holding LLC c/o J.H. Whitney Capital Partners, LLC 130 Main Street New Canaan, CT 06840	[ ]

JHW Iliad Holdings LLC c/o J.H. Whitney Capital Partners, LLC 130 Main Street New Canaan, CT 06840	[ ]

JHW Iliad Holdings II LLC c/o J.H. Whitney Capital Partners, LLC 130 Main Street New Canaan, CT 06840	[ ]

PSA Iliad Holdings LLC c/o J.H. Whitney Capital Partners, LLC 130 Main Street New Canaan, CT 06840	[ ]

J.H. Whitney VII, L.P. c/o J.H. Whitney Capital Partners, LLC 130 Main Street New Canaan, CT 06840	[ ]

SCHEDULE OF EXECUTIVES

Name and Address	Number and Class of Stockholder Shares
[ ]	[ ]

SCHEDULE OF OTHER INVESTORS

Name and Address	Number and Class of Stockholder Shares
[ ]	[ ]

EXHIBIT A

JOINDER TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Stockholders Agreement of Aveanna Healthcare Holdings Inc. (the “Company”) dated [ ], 2021 (as the same may hereafter be amended, the “Stockholders Agreement”), among the Company and certain of the Company’s stockholders.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement as a [Sponsor / Executive / Other Investor] owning [•] Stockholder Shares as of the Effective Date in the same manner as if the undersigned were an original signatory to the Stockholders Agreement, and the undersigned’s shares of [•] shall be included as Stockholder Shares under the Stockholders Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of [•].

[ENTITY NAME][if applicable]

By:
Name:
[Title:]	[if applicable]